Exhibit 99.1

Contact:

Ronald C. Albrecht, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Reports Purported Termination of Contract

for MD88/90 Cockpit Upgrade with Delta Airlines

EXTON, Pa.—October 6, 2014—Innovative Solutions & Support, Inc. (the “Company”) (NASDAQ: ISSC) today reported that Delta Airlines has purported to terminate its contract with the Company to provide a cockpit upgrade for its fleet of MD88 and MD90 aircraft.  The Company is in continuing discussions with Delta Airlines regarding the parties’ obligations under the contract, which represented approximately $62 million of the Company’s reported backlog as of June 30, 2014.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.